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                                                                     Exhibit 4.9

                              AMENDMENT NUMBER ONE
                                     TO THE
                TRUE NORTH COMMUNICATIONS INC. STOCK OPTION PLAN
                             Adopted March 3, 1998


          WHEREAS, True North Communications Inc., a Delaware corporation (the "Corporation"), has heretofore adopted and maintains a stock option plan designated the "True North Communications Inc. Stock Option Plan" (the "Plan");

          WHEREAS, the Corporation desires to amend the Plan in certain respects as set forth below; and

          WHEREAS, the Corporation has reserved the power to amend the Plan.

          NOW THEREFORE, pursuant to the power of amendment contained in Article XVIII of the Plan, effective March 3, 1998, the Plan is hereby amended as follows:

          1.   Article I is hereby amended as follows:

               (a) The phrase "in the form of an option to purchase common stock of the Corporation" appearing therein is hereby deleted; and

               (b) The following sentence is hereby added at the end thereof:

               Awards granted under the Plan may include (i) options to purchase shares of the Corporation's common stock in the form of incentive stock options or non-qualified stock options, (ii) stock appreciation rights and (iii) restricted stock awards.

          2.   Article III is hereby amended in its entirety to read as follows:

               III. Stock. The Corporation may, by action of its Compensation Committee, grant awards under this Plan of up to but not exceeding 12,114,000 shares of the Corporation's common stock. For the purposes of complying with (S) 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, the maximum number of shares of the Corporation's common stock with respect to which options may be granted during any calendar year to any person shall be 300,000. To the extent that an outstanding award or
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          any portion thereof expires, terminates unexercised or is canceled, the total number of shares of the Corporation's common stock subject to such award shall become available for future awards under the Plan, irrespective of whether a portion of such award has been exercised. Shares of the Corporation's common stock to be delivered under the Plan shall be made available from the Corporation's authorized but unissued common stock or the Corporation's treasury stock, as the Corporation may determine.

          3. The second paragraph of Article IV is hereby amended in its entirety to read as follows:

               Anything to the contrary notwithstanding, only employees of the Companies shall be eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), executive officers of the Corporation shall be ineligible to receive restricted stock awards and no award shall be granted under this Plan to an otherwise eligible participant if, immediately after the award is granted, he owns (including the stock under award) directly or indirectly five (5) percent or more of the total combined voting power or value of all classes of stock of the Corporation.

          4. Article V is hereby amended to replace the word "option" each place where such word appears therein with the word "award."

          5. Article VII is hereby amended by the addition of the following sentence at the end thereof:

          To the extent that the aggregate fair market value (determined as of the date of grant) of shares of the Corporation's common stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by an option holder during any calendar year (under the Plan or any other plan of a Company) exceeds $100,000, such options shall not constitute Incentive Stock Options.

          6. Article IX is hereby amended to replace the word "option" each place where such word appears therein with the word "award."

          7.   Article X is hereby amended as follows:

               (a) The word "option" appearing therein is hereby replaced with the word "award"; and

               (b) The word "options" appearing therein is hereby replaced with the word "awards."

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          8.   Article XI is hereby amended in its entirety to read as follows:

               XI. Termination of Employment or Service. All the terms relating to the exercise, cancellation or other disposition of an option or stock appreciation right and all the terms relating to the satisfaction of performance measures, the termination of the restriction period or any cancellation or forfeiture of a restricted stock award upon a termination of employment with or service to the Companies of the holder of such option, stock appreciation right or restricted stock award whether by reason of permanent incapacity to render services to such Companies of the general nature for which the individual is employed by or engaged to perform for such Companies (which incapacity shall be deemed to exist only upon a duly licensed physician's written certification of it) ("Disability"), retirement, death or other termination, shall be determined by the Compensation Committee. Such determination shall be made at the time of the grant of such option, stock appreciation right or restricted stock award and shall be specified in the formal written agreement relating to such option, stock appreciation right or restricted stock award. Notwithstanding the foregoing, an Incentive Stock Option shall expire and become null and void no later than (i) one (1) year after the date of Disability or death with respect to any termination as a result of Disability or death, and (ii) ninety (90) days after the date of termination with respect to any other termination; and within such period the participant or his executor, administrator, legal representative, designated beneficiary or similar person ("personal representative"), as the case may be, may exercise the Incentive Stock Option to the extent the Incentive Stock Option is exercisable at the date of termination.

          9.   Section (c) of Article XII is hereby deleted in its entirety.

          10. Article XIII is hereby amended to delete the phrase "on the date stated in the notice of election for the payment and delivery of the shares specified in such notice" appearing therein.

          11. The first sentence of Article XIII-A is hereby amended to read as follows:

          The Corporation may, by action of the Compensation Committee, grant stock appreciation rights in connection with all or part of any option granted under the Plan, either concurrently with the grant of such option or at any time thereafter prior to the exercise or expiration of such option; provided, however, that any stock appreciation right related to an Incentive Stock Option shall be granted at the same time that the Incentive Stock Option is granted.

          12. Article XIV is hereby amended to replace the phrase "option or stock appreciation right" appearing therein with the word "award."

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          13.  The first paragraph of Article XV is hereby amended as follows:

               (a) The word "It" appearing in the second sentence therein is hereby replaced with the phrase "Any award granted under the Plan";

               (b) The phrase "option or stock appreciation right" appearing in the third sentence therein is hereby replaced with the word "award"; and

               (c) The word "option" appearing in the fifth sentence therein is hereby replaced with the phrase "option or stock appreciation right."

          14. Article XVI is hereby amended to replace the phrases "unexercised options and stock appreciation rights" and "unexercised part of any option and stock appreciation rights" appearing therein with the phrase "outstanding awards."

          15. Article XVII is hereby amended to replace the phrase "Options and stock appreciation rights" appearing therein with the word "Awards."

          16.  Article XVIII is hereby amended as follows:

               (a) The phrase "unexercised option or stock appreciation right granted" appearing in the first sentence therein is hereby replaced with the word "award";

               (b) The phrase "such option or stock appreciation right" appearing in the first sentence therein is hereby replaced with the phrase "such award"; and

               (c) The word "option" appearing in the last sentence therein is hereby replaced with the word "award."

          17. Article XIX is hereby amended to replace the phrase "stock option or stock appreciation right" appearing therein with the word "award."

          18.  The following Article XX is hereby added to the Plan:

               XX.  Restricted Stock Awards.   The Compensation Committee may,
          in its discretion, grant restricted stock awards to such eligible individuals as may be selected by the Compensation Committee. Restricted stock awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Compensation Committee shall deem advisable.

                    (a) Number of Shares and Other Terms.  The number of shares of the Corporation's common stock subject to a restricted stock award and the performance measures (if any) and restriction period applicable to a

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               restricted stock award shall be determined by the Compensation
               Committee.

                    (b) Vesting and Forfeiture.  The formal written agreement
               relating to a restricted stock award shall provide, in the manner determined by the Compensation Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of the Corporation's common stock subject to such award
               (A) if specified performance measures are satisfied or met during the specified restriction period or (B) if the holder of such award remains continuously in the employment of or service to a Company during the specified restriction period and (ii) for the forfeiture of the shares of the Corporation's common stock subject to such award (A) if specified performance measures are not satisfied or met during the specified restriction period or
               (B) if the holder of such award does not remain continuously in the employment of or service to a Company during the specified restriction period.

                    (c) Share Certificates.  During the restriction period, a
               certificate or certificates representing a restricted stock award may be registered in the holder's name and may bear a legend indicating that the ownership of the shares of the Corporation's common stock represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the formal written agreement relating to the restricted stock award. All such certificates shall be deposited with the Corporation, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Corporation, which would permit transfer to the Corporation of all or a portion of the shares of the Corporation's common stock subject to the restricted stock award in the event such award is forfeited in whole or in part. Upon termination of any applicable restriction period (and the satisfaction or attainment of applicable performance measures) and subject to the Corporation's right to require payment of any taxes in accordance with Article XXI, a certificate or certificates evidencing ownership of the requisite number of shares of the Corporation's common stock shall be delivered to the holder of such award.

                    (d) Rights with Respect to Restricted Stock Awards.  Unless otherwise set forth in the formal written agreement relating to a restricted stock award, and subject to the terms and conditions of a restricted stock award, the holder of such award shall have all rights as a stockholder of the Corporation, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of the Corporation's common stock; provided, however, that a distribution with respect to shares of the Corporation's common stock,

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               other than a distribution in cash, shall be deposited with the
               Corporation and shall be subject to the same restrictions as the shares of the Corporation's common stock with respect to which such distribution was made.

          19.  The following Article XXI is hereby added to the Plan:

          XXI. Withholding Requirements. The Corporation shall have the right to require, prior to the issuance or delivery of any shares of the Corporation's common stock, payment by the holder of the award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with the award. At the request of a participant or his personal representative, and subject to approval by the Corporation, the Corporation may satisfy any such tax withholding obligations by withholding from the number of shares to be delivered to the participant that number of shares (based on the then fair market value of the shares) equal to the amount of such tax to be withheld. In the alternative, and subject to approval by the Corporation, the participant may deliver to the Corporation in whole or partial satisfaction of such tax withholding obligations, previously owned whole shares to which the participant has good title, free and clear of all liens and encumbrances, which shall be valued for such purpose at the then fair market value of such shares.

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